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                                                                      EXHIBIT 12

                       WILLIAMS COMMUNICATIONS GROUP, INC.

               COMPUTATIONS OF RATIO OF EARNINGS TO FIXED CHARGES
               AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                      PREFERRED STOCK DIVIDEND REQUIREMENTS

                                                                 NINE MONTHS ENDED
                                                                   SEPTEMBER 30,
                                                             ------------------------
                                                                2001           2000
                                                             ---------      ---------
                                                                  (IN THOUSANDS)
Earnings:
   Loss before income taxes                                  $(987,885)     $(108,106)
   Add:
     Interest expense -- net                                   328,675        147,770
     Rental expense representative of interest factor           83,072        110,900
     Minority interest in loss of consolidated
        subsidiaries                                           (19,978)        (9,420)
     Equity losses                                              29,885          9,748
                                                             ---------      ---------
        Total earnings (loss) as adjusted plus fixed
           charges                                           $(566,231)     $ 150,892
                                                             =========      =========
Fixed charges and combined fixed charges and
   preferred stock dividend requirements:
     Interest expense -- net                                 $ 328,675      $ 147,770
     Capitalized interest                                       67,356        116,172
     Rental expense representative of interest factor           83,072        110,900
                                                             ---------      ---------
        Total fixed charges                                    479,103        374,842
     Preferred stock dividends and amortization of
         preferred stock issuance costs                         13,168            540
                                                             ---------      ---------
     Combined fixed charges and preferred stock dividend
         requirements                                        $ 492,271      $ 375,382
                                                             =========      =========
Ratio of earnings to fixed charges                                 (a)            (a)
                                                             =========      =========
Ratio of earnings to combined fixed charges and
   preferred stock dividend requirements                           (b)            (b)
                                                             =========      =========

(a) Earnings were inadequate to cover fixed charges by $1,045,334,000 and $223,950,000 for the nine months ended September 30, 2001 and 2000, respectively.

(b) Earnings were inadequate to cover combined fixed charges and preferred stock dividend requirements by $1,058,502,000 and $224,490,000 for the nine months ended September 30, 2001 and 2000, respectively.